EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

The Board of Directors
ECI Telecom Ltd.

            We consent to the use of our report dated March 10, 2005, with respect to the consolidated balance sheets of ECI Telecom Ltd. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and consolidated cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.


/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International
July 20, 2005